Exhibit 99.2

SMTC Q2 17 Earnings Call

Blair

•	Thank you Jimmy

•	Before we begin the call, I’d like to remind everybody that the presentation includes statements about expected future events and financial results that are forward looking in nature and subject to risks and uncertainties. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the company’s control and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10K; on Form 10Q and subsequent reports on Form 8K and other filings with the Securities and Exchange Commission. I will now pass the call over to Eddie Smith, the Company’s President and Chief Executive Officer.

Eddie

•	Thank you Blair

•	Welcome and good morning Ladies and Gentlemen. I am Eddie Smith, SMTC’s President and Chief Executive Officer. On this call with me today is Roger Dunfield, SMTC’s Chief Financial Officer and Rich Fitzgerald, SMTC’s Chief Operating Officer.

•	During the quarter we executed on our global restructuring plan which was communicated on May 15, 2017 when we filed our 2017 first quarter results. This was a challenging decision, but one which was required to right size our Company’s cost structure to align with the revenue levels we operate today in addition to reorganizing our corporate structure. Our global restructuring plan was substantially completed during the quarter, resulting in global headcount reduction of approximately 180. The closure of the Suzhou facility is expected to be substantially completed during the third quarter. The process of closing the Suzhou facility included the transfer of customers to our other manufacturing facilities. The final production extended into July, however this transition has been executed by our team effectively and I do not anticipate any subsequent delays.

•	The Company has engaged with several Manufacturing Representative firms in different regions, which represents an additional sales channel to accelerate our growth with limited up front fixed costs. These relationships have already resulted in new quotes and customers, which we anticipate will generate revenue by the end of 2017.

•	As I announced in the first quarter’s earnings call, we hired Rich Fitzgerald as our new Chief Operating Officer. Rich is responsible for the three manufacturing facilities in addition to the Engineering and Supply Chain groups. During the quarter, Rich has met a number of our customers, suppliers as well as visiting each of our facilities to better assess and understand our capabilities in addition to our capital requirements. We are very excited to have Rich join us and I would like to take this opportunity to welcome Rich to SMTC.

•	Let me turn it over to Rich to say a few words.

Rich

•	Thanks Eddie, it’s a privilege to be part of this team. And I look forward to the opportunity to serve our shareholders, customers, employees and partnering suppliers. I am eager to lead us through this transformation and in my first six weeks, I am pleased that we have made meaningful progress.

•	I will now hand over to Roger to review financial details.

Roger

•	Thanks Rich

•	Revenue for the second quarter of fiscal 2017 was $33.0 million compared to $43.6 million in the same quarter in the prior year and essentially flat compared to $33.2 million in the first quarter of fiscal 2017. The reduction from the prior year is primarily the result of volume reductions from customers, however, quarter over quarter our revenue has stabilized.

•	Gross profit for the second quarter of 2017 decreased by $1.7 million to $1.4 million or 4.3% of revenue compared with $3.1 million or 7.1% of revenue for the same period in 2016. Adjusted gross profit as a percentage of revenue in the second quarter of 2017 was 3.4% compared to 7.2% in the same period of the prior year. Gross profit for the second quarter decreased by $2.1 million compared with $3.6 million or 10.7% of revenue in the first quarter of 2017. Adjusted gross profit as a percentage of revenue in the second quarter of 2017 was 3.4% compared to 6.9% in the prior quarter. The reduction in gross margin in the second quarter of 2016 is due to additional inventory provisions for excess and obsolete materials of $0.5 million and customer accommodations of $0.7 million recorded in the quarter. In addition, further reduction in gross margin from the second quarter of 2016 is due to reduced revenue to cover fixed costs and the product mix.

•	Net loss was $(6.0) million for the second quarter of 2017 compared to a net loss of $(0.6) million for the second quarter of the prior year and a net loss of $(0.3) million in the first quarter of 2017. Adjusted EBITDA reduced to $(3.6) million in the second quarter of 2017 from $0.9 million for the same period in the prior year and $(0.3) million in the first quarter of 2017. The reduction in the second quarter of 2017 is partially due to the aforementioned additional charges in the second quarter of 2017 and lower revenue compared to the same quarter in the prior year.

•	Included in selling, general and administrative expenses for the quarter ended July 2, 2017 was an additional provision for bad debt expense of $0.8 million related to one customer that management does not believe is collectible. This increase in selling, general and administrative expenses was partially offset by reductions in labor as a result of the previously announced Restructuring Plan.

•	In addition, there were non-cash charges incurred in the quarter ended July 2, 2017 for impairment of property, plant and equipment predominantly related to the U.S. and China segments of $1.6 million. With the onboarding of the Company’s new Chief Operating Officer, each facility’s capabilities and capital requirements was assessed. As part of this assessment, it was determined that $0.6 million in assets specifically identified as having no future use were impaired. The remaining impairment charges of $1.0 million related to the U.S segment asset group, specifically due to continued site operating losses.

•	Restructuring charges of $1.4 million were recorded during the second quarter of 2017 as a result of the Restructuring Plan communicated on May 15, 2017. The closure of the Suzhou facility is underway, with final production and transfer of customers completed at the end of July 2017. The closure and transfer of business is substantially completed with minor wind down activities remaining.

•	Debt, net of cash, of $10.7 million is down from $11.2 million in the first quarter and we believe we will continue to reduce debt as we manage working capital and generate cash from operations.

•	As you can see, along with our restructuring we incurred some significant charges for impairment and other provisions during the quarter. These charges impacted our net loss and adjusted EBITDA for the quarter by $5.0 million and $3.6 million, respectively.

I will hand the call back to Eddie to provide some closing remarks.

Eddie

•	Thanks Roger

•	We are in the early stages of the Company’s transformation, and I am encouraged by the progress we have made thus far.

•	I believe we have initiated an effective strategic plan and one which we believe will increase shareholder value. While I do not expect substantial change in revenue next quarter, I do expect to be EBITDA positive.

•	I am excited about the prospects in our expanding sales funnel with both new and existing customers. We have seen some early progress from the Representative firms we started establishing during the quarter in addition to the relationships we continue to build with our existing customer base to service their needs.

•	I intend to purchase additional SMTC stock in the near future when the insider trading window is open.

•	Finally, I will ask that our employees, customer and other stakeholders continue to put their trust in SMTC. We appreciate your dedication and continued support during this period of change.

•	At this time, I would like to open the floor for questions.

[Pause for questions]

Closing:

•	I want to take the time to thank our employees for hanging in there with us, and especially in relation to the good work that has been done in the transfer of our customers from the Suzhou facility to our other manufacturing facilities. Thank you all for joining the call and your continued support of our Company. We expect our next earnings call to take place in November 2017. We will look forward to speaking to you then.